Exhibit 99.1

Semitool Announces Fiscal 2004 Second Quarter Results;
Bookings at $67 Million Up 66% Over Previous Quarter

    KALISPELL, Mont.--(BUSINESS WIRE)--April 27, 2004--Semitool, Inc. (Nasdaq: SMTL) today reported financial results for its fiscal 2004 second quarter ended March 31, 2004. Revenue for the second quarter totaled $34.6 million, compared to $35.6 million in the same quarter of the previous fiscal year. The company reported second quarter net income for fiscal 2004 of $4.1 million, or $0.14 per share, compared with a net loss of $2.5 million, or a loss of $0.09 per share, for the same period a year ago. Reported revenue, shipments and bookings for the quarter include $7.5 million received as a license initiation fee from Applied Materials, Inc. (Nasdaq: AMAT) in February.
    Gross margin for the second quarter was 64.5 percent, including the license initiation fee revenue, and 54.7 percent exclusive of that fee. In the same period last year, gross margin was 45.7 percent. Driving the favorable margins are industry demand which is resulting in greater capacity utilization of the company's manufacturing facilities, a sales mix weighted toward the company's new single-wafer Raider tools and strong sales of spare parts and service.
    Second quarter bookings were $67.0 million, compared to $40.4 million in the first quarter of this fiscal year. Shipments for the second quarter of fiscal 2004 were $45.1 million, almost 70 percent above the previous quarter. At the end of the second quarter, the company's shipping backlog was $51.4 million, and deferred revenue was $19.1 million.
    Ray Thompson, president and chief executive officer, said, "Our increase in order activity is primarily directed at our Raider platform, and that activity is driving our future. Nearly 75 percent of our current backlog is for tools on the Raider platform, which incorporates a broad portfolio of cleaning and plating applications. The industry is clearly moving to single-wafer technology for 300mm production, and we are moving with it."
    The company provided guidance for its fiscal 2004 third quarter, saying that shipments are expected to range between $39 and $42 million, and that anticipated revenue should range from $33 to $36 million, with earnings between $0.02 and $0.05 per share. Since a greater proportion of shipments are expected to be related to new tools, revenue recognition requirements mandate that the revenue amounts will be deferred until customer acceptance.
    Semitool will hold a conference call, broadcast via the Internet, at 4:30 p.m. Eastern time today to discuss the company's operating results and its outlook. Access to the call is available through the Semitool website at www.semitool.com, and replays will be available at that location for two weeks.

    Safe Harbor Statement

    The matters discussed in this news release include forward-looking statements, including statements relating to the continued improvement in industry demand and in order activity, the industry moving to single-wafer technology for 300mm production and our participation in such 300mm sales, the timing of customer acceptances for current shipments and the positive effect of such shipments on the company's future revenue stream, and guidance for the fiscal 2004 third quarter (including shipments in the range of $39 to $42 million, anticipated revenue in the fiscal 2004 third quarter of $33 to $36 million, and earnings per share in the range of $0.02 to $0.05 per share). Further, backlog is not necessarily an indication of revenue in any future period or future sales of any specific tool. These forward-looking statements are based on management's estimates, projections and assumptions as of the date hereof and are subject to risks and uncertainties that are discussed in our filings with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K for the year ended September 30, 2003. Our business in general is subject to material differences from those projected in such forward-looking statements, including but not limited to, the cyclicality in the semiconductor industry, rapid technological change, the introduction of competing products and technologies, and market non-acceptance of Semitool's new products and technologies, and new applications for existing products. Actual results can differ materially from those anticipated in our forward-looking statements. We assume no obligation to update forward-looking statements that become untrue because of subsequent events.

    About Semitool, Inc.

    Semitool designs, manufactures and supports highly engineered, multi-chamber single-wafer and batch wet chemical processing equipment used in the fabrication of semiconductor devices. The company's primary suites of equipment include electrochemical deposition systems for electroplating copper, gold, solder and other metals; surface preparation systems for cleaning, stripping and etching silicon wafers; and wafer transport container cleaning systems. The company's equipment is used in semiconductor fabrication front-end and back-end processes, including wafer level packaging.
    Headquartered in Kalispell, Montana, Semitool maintains sales and support centers in the United States, Europe and Asia. The company's stock trades on the Nasdaq National Market under the symbol SMTL. For more information, please visit the company's website at www.semitool.com.

    Semitool is a registered trademark of Semitool, Inc.


                            SEMITOOL, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
           (Amounts in Thousands, Except Per Share Amounts)
                              (Unaudited)

                         Three       Three        Six         Six
                         Months      Months      Months      Months
                         Ended       Ended       Ended       Ended
                        March 31,   March 31,   March 31,   March 31,
                          2004        2003        2004        2003
                       ---------   ---------   ---------   ---------

Net sales             $   34,606  $   35,621  $   63,241  $   65,912
Cost of sales             12,285      19,345      25,314      36,562
                        ---------   ---------   ---------   ---------
Gross profit              22,321      16,276      37,927      29,350
                        ---------   ---------   ---------   ---------

Operating expenses:
   Selling, general
    and administrative    12,380      15,265      23,512      27,690
   Research and
    development            3,660       4,945       7,061       9,885
                        ---------   ---------   ---------   ---------
      Total operating
       expenses           16,040      20,210      30,573      37,575
                        ---------   ---------   ---------   ---------

Income (loss) from
 operations                6,281      (3,934)      7,354      (8,225)
Other income (loss),
 net                        (146)       (135)       (118)        285
                        ---------   ---------   ---------   ---------
Income (loss) before
 income tax                6,135      (4,069)      7,236      (7,940)
Income tax provision
 (benefit)                 2,025      (1,546)      2,388      (3,017)
                        ---------   ---------   ---------   ---------

Net income (loss)     $    4,110  $   (2,523) $    4,848  $   (4,923)
                        =========   =========   =========   =========


Earnings (loss) per
 share:
   Basic              $     0.14  $    (0.09) $     0.17  $    (0.17)
                        =========   =========   =========   =========
   Diluted            $     0.14  $    (0.09) $     0.17  $    (0.17)
                        =========   =========   =========   =========


Average common shares:
   Basic                  28,552      28,435      28,509      28,431
   Diluted                29,186      28,435      29,095      28,431




                            SEMITOOL, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                        (Amounts in Thousands)
                              (Unaudited)

                                                  March     September
                                                    31,        30,
                                                   2004       2003
                                                 --------   ---------
ASSETS

Current assets:
  Cash and cash equivalents                    $  20,756  $   23,018
  Marketable securities                            9,046       4,917
  Trade receivables, net                          29,485      17,630
  Inventories                                     47,891      32,263
  Prepaid expenses and other current assets       12,904      29,054
                                                 --------   ---------
    Total current assets                         120,082     106,882
  Property, plant and equipment, net              26,647      24,923
  Other assets, net                                7,121       6,969
                                                 --------   ---------
      Total assets                             $ 153,850  $  138,774
                                                 ========   =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Trade accounts payable                       $  19,056  $   13,078
  Other current liabilities                       24,435      20,696
                                                 --------   ---------
    Total current liabilities                     43,491      33,774
Long-term liabilities                              4,208       4,323
                                                 --------   ---------
    Total liabilities                             47,699      38,097
                                                 --------   ---------

Shareholders' equity:
  Common stock                                    48,258      47,445
  Retained earnings                               58,507      53,659
  Accumulated other comprehensive loss              (614)       (427)
                                                 --------   ---------
    Total shareholders' equity                   106,151     100,677
                                                 --------   ---------
      Total liabilities and shareholders'
       equity                                  $ 153,850  $  138,774
                                                 ========   =========


    CONTACT: Semitool, Inc.
             Larry Viano, 406-752-2107
             lviano@semitool.com
              or
             Investor Relations Partners, Inc.
             Shellie Roth, 973-535-8389
             roth@irpartners.com